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                                                                       Exhibit 2

                           RT ACQUISITION GROUP, INC.
                                  P.O. Box 148
                              Lake Forest, IL 60045

                                December 6, 2001



CONFIDENTIAL

Raytel Medical Corporation
2755 Campus Dr., Ste. 200
San Mateo, CA 94403-2515
Attn:  Special Committee of Board of Directors

Gentlemen:

         We propose to explore with you the feasibility of Raytel Medical Corporation, a Delaware corporation ("Company"), entering into discussions with RT Acquisition Group ("Acquiror"), regarding a potential business combination transaction (a "Transaction"). As you are aware, Richard F. Bader ("Bader") is a principal stockholder, officer and director of Acquiror and Acquiror's current intention is to evaluate the possibility of submitting a bid with respect to a potential Transaction. In the event that the Company and Acquiror determine that it is advisable to enter into such discussions, Acquiror will expend substantial amounts of resources in evaluating and negotiating the terms of a Transaction and in arranging financing and preparing a bid in connection therewith. In consideration of the foregoing and of the mutual covenants set forth below, Acquiror and Company hereby agree as follows:

1. Expenses. (a) Upon execution and delivery of this letter and the form of confidentiality agreement attached hereto as Exhibit A (the "Confidentiality Agreement"), Company agrees to pay $75,000 to Acquiror to reimburse Acquiror for certain of its out-of-pocket expenses that it incurs in conducting due diligence and evaluating, negotiating and structuring a Transaction (including securities law compliance) and preparing a formal bid to acquire Company and related financing arrangements, including the reasonable fees and expenses of RBC Dain Rauscher Wessels ("DRW"), Acquiror's financial advisors, and Wilson Sonsini Goodrich & Rosati, Acquiror's legal advisors. Of the $75,000 amount, $25,000 will be paid immediately and the remaining $50,000 will be paid by the Company to DRW as Acquiror's nonrefundable retainer upon the written direction of Acquiror.

                  (b) Acquiror shall promptly refund the entire payment to Company if Acquiror (or any affiliate (as defined below) of Acquiror), directly or indirectly, acts in concert in any manner (other than by participating in preliminary discussions) with a Strategic Buyer (as defined below) in making a written bid to acquire Company. As used herein, (i) a "Strategic Buyer" means
(a) any person or entity engaged (other than to an insubstantial extent) in the industry in which Company is engaged or (b) any affiliate of any person or entity described in clause (a), and (ii) an "affiliate" of a person or entity means a person or entity who, directly or indirectly through
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one or more intermediaries, controls, is controlled by, or is under common control with, such specified person or entity.


         2. Limited Consent Pursuant to Rights Agreement. This letter agreement, the Confidentiality Agreement and the Company's obligation to pay $75,000 to Acquiror (as set forth in paragraph 1 herein) is subject to and conditioned upon the adoption by the Board of Directors of the Company of a consent to the right of Acquiror to enter into agreements, arrangements or understandings with existing shareholders of the Company to become equity or debt participants in Acquiror for the sole purpose of assisting Acquiror in evaluating, preparing, negotiating and financing a Transaction, provided however, that Acquiror, its shareholders, any existing shareholders of the Company that enter into any such agreements, arrangements or understandings with Acquiror and any of their affiliates or associates (collectively, the "Group") do not hold in the aggregate in excess of 25% of the beneficial ownership of the outstanding common stock of the Company. Such consent shall extend only to the participation by such Group in the evaluation, preparation, negotiation and financing of a bid by Acquiror, and if accepted, to participate in a Transaction, and not to any other action by the Group or any of its members, including but not limited to the acquisition of additional Company securities. If such bid is not accepted by the Special Committee of the Board of Directors (the "Special Committee"), then such Group shall be disbanded and the consent shall be revoked as to any further transaction proposed by such Group or any further action proposed to be taken which involves the Acquiror and any member of the Group. Acquiror hereby agrees that so long as the Group exists, none of its members shall enter into any arrangement to act in concert to oppose or block a Transaction approved by the Special Committee or the Board of Directors. The Special Committee agrees to promptly recommend to the Board of Directors of the Company to take such steps to accomplish the foregoing, including a limited waiver to the Rights Agreement dated as of August 14, 1998 between the Company and BankBoston, N.A. In addition, the Special Committee agrees to promptly recommend to the Board of Directors to take such action as shall be necessary (including approving the right of Acquiror to enter into agreements, arrangements or understandings with existing shareholders of the Company to become equity or debt participants in Acquiror for the sole purpose of assisting Acquiror in evaluating, preparing, negotiating and financing a Transaction, subject to the limitations provided herein) to render the restrictions on business combinations imposed by Section 203 of the Delaware General Corporation Law inapplicable to a Transaction with Acquiror so long as the Transaction is approved by the Special Committee or Board of Directors and that the limitations set forth above on the formation and activities of the Group are adhered to.

         3. Governing Law. This letter agreement shall be governed by the internal laws of the State of California applicable to contracts wholly executed and performed therein.

         4. General. This letter agreement contains the entire agreement between Acquiror and Company with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto. This letter agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Signatures may be exchanged by facsimile. Each of the parties agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of the other party. This letter agreement may be amended, and its terms
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may be waived, only by a written instrument signed by Acquiror and Company (and approved by the Special Committee of the Board of Directors so long as it exists) or, in the case of a waiver, by the party waiving compliance. Acquiror acknowledges and agrees that Company reserves the right, in its sole and absolute discretion, (i) to reject any or all proposals regarding a Transaction, and (ii) to negotiate with one or more prospective purchasers at any time and to enter into agreements with respect to the acquisition of Company without prior notice to Acquiror. Each party acknowledges and agrees that either party reserves the right, in its sole and absolute discretion, to terminate at any time discussions and negotiations with the other party regarding a Transaction, and that Company and Acquiror shall have no obligation to consummate a Transaction unless and until a definitive agreement is reached, and in such case shall be subject in all respects to the satisfaction of the conditions contained therein, and neither party hereto shall have any liability to the other if the party fails for any reason to execute such a definitive agreement.

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         Please contact our counsel, Michael Dorf of Wilson Sonsini Goodrich &
Rosati, at (415) 947-2005 if you have any questions regarding the content of this letter agreement. Upon each of Company and Acquiror determining that it is advisable to enter into discussions regarding a Transaction, each of Company and Acquiror shall enter into this letter agreement by executing it in the space provided below and returning the execution page to the other party at its earliest convenience. We look forward to the entry into and successful completion of the discussions contemplated by this letter agreement.

                                           Very truly yours,
                                           RT ACQUISITION GROUP



                                           -------------------------------------
                                           Albert Henry



AGREED TO AND ACCEPTED:

RAYTEL MEDICAL CORPORATION


By: -------------------------------------
Name:
Title:
Dated: